Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of eHealth Inc. (Form S-8 Nos. 333-137999 and 333-163269) pertaining to the 2006 Equity Incentive Plan, 2005 Stock Plan, 1998 Stock Plan and 2004 Stock Plan for eHealth China of our reports dated March 14, 2012, with respect to the consolidated financial statements of eHealth, Inc., and the effectiveness of internal control over financial reporting of eHealth, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/S/    ERNST & YOUNG LLP

Redwood City, California

March 14, 2012